Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2020, in the Registration Statement on Form S-1 and related Prospectus of Jamf Holding Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 29, 2020